Exhibit 99.1

FOR IMMEDIATE RELEASE:

June 27, 2012

USEC Updates Outlook for 2012 Financial Metrics

•	Revenue of approximately $1.9 billion expected
•	Gross profit margin expected to improve over 2011
•	June 30th cash balance expected to exceed $200 million

BETHESDA, Md. – USEC Inc. (NYSE:USU) is providing an updated view of financial projections for 2012 following a recently signed agreement to extend Paducah Gaseous Diffusion Plant operations through May 31, 2013.

In May, USEC entered into a multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and the U.S. Department of Energy (DOE) to extend uranium enrichment operations at the Paducah, Ky. plant.

The Company has also entered into an agreement with DOE regarding a two-year, $350 million cooperative research, development and demonstration (RD&D) program for the American Centrifuge technology. USEC is evaluating the accounting treatment for the transfer of certain assets to DOE in connection with the RD&D program and the government’s cost-sharing contributions for the RD&D program. Therefore, this update does not include the effects of the RD&D program and does not include earnings guidance.

Under the Paducah agreement, Energy Northwest is required to provide USEC with approximately 9,000 metric tons of high-assay depleted uranium and 600 metric tons of natural uranium. USEC will enrich the depleted uranium tails to make about 480 metric tons of low enriched uranium. The program, combined with other USEC commercial obligations, will require approximately 5 million separative work units (SWU), a standard measure of uranium enrichment that represents the effort that is required to increase the concentration of the U-235 isotope in the uranium. The work, which began in early June, will take about 12 months.  The overall tails disposal liability of the U.S. government will be reduced as a result of the agreement and subsequent processing.

USEC’s prior guidance for 2012 did not assume Paducah operations beyond May 31, 2012, and included an expectation that 2012 SWU deliveries would be roughly equivalent to 2011 deliveries. Under the new contract, USEC expects to increase SWU deliveries in 2012 by approximately 30 percent compared to last year and roughly equal to the volume of SWU sold in 2009.  Revenue from the sale of SWU is expected to be approximately $1.8 billion, an increase of $300 million to $400 million over prior guidance. We anticipate the average price per SWU billed to customers will increase 5 percent over 2011. The average price billed to customers for sales of SWU increased 3 percent in each of 2011 and 2010, reflecting the particular contracts under which SWU were sold during the periods, as well as the general trend of higher prices under contracts signed in recent years. Uranium revenue in 2012 is expected to be as much as $50 million, subject to timing of sales, which is $80 million less than in 2011.

Under the Megatons to Megawatts program, USEC anticipates buying 5.5 million SWU from Russia during 2012. Under the contract’s pricing formula, the price we pay Russia will increase 2 percent compared to deliveries in 2011.

Guidance for the contract services segment is unchanged. Contract services work for DOE at the former Portsmouth Gaseous Diffusion Plant was completed in September 2011, and revenue for the segment is expected to decline significantly in 2012. In prior years, contract work at Portsmouth represented approximately three-quarters of revenue for the contract services segment. USEC subsidiary NAC International will represent a majority of revenue for the segment going forward and we expect annual revenue for contract services in 2012 of approximately $85 million.

Therefore, total revenue is expected to be approximately $1.9 billion.  Based on our view of revenue and expense, we expect to earn a gross profit margin in the range of 6 to 7 percent.

USEC has undertaken a review to align our organization with our evolving business environment and the expected reduction in the size of our workforce over time. The recent agreements regarding Paducah operations and the RD&D program will extend the time period for additional workforce reductions. As a result of initial workforce reductions already taken, USEC expects to take a charge of $1.1 million for one-time employee termination benefits and related cash expenditures when we report second quarter 2012 results. We expect to take additional actions during 2012 that could result in additional charges. We currently expect our selling, general and administrative (SG&A) expense to be approximately $58 million in 2012, a $4 million reduction from 2011, as our financial results begin to reflect the benefit of reductions in corporate expenses.

The Company expects to provide an update on advanced technology spending, all of which is currently being expensed, when it reports second quarter results.

In previous years, USEC has provided guidance for cash flow from operations. Because the accounting treatment for the RD&D program is still being evaluated, the Company is not providing cash flow guidance at this time. We do, however, expect to end the second quarter with a cash balance of more than $200 million compared to $72.3 million at March 31, 2012.  In June, $44 million of cash was returned to USEC that had been cash collateral supporting financial assurance for the disposition of a quantity of depleted uranium that was transferred to DOE in exchange for DOE acquiring U.S.-origin low enriched uranium from USEC. This was pursuant to a uranium sales agreement signed in March 2012.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel and nuclear industry related services for commercial nuclear power plants.

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Forward Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding continued funding for the American Centrifuge project and the impact of decisions we may make in the near term on our business and prospects; our dependency on the multi-party arrangement with Energy Northwest, the Bonneville Power Administration, the Tennessee Valley Authority and the U.S. Department of Energy (“DOE”) to support continued enrichment operations at the Paducah gaseous diffusion plant; risks related to Energy Northwest obtaining the financing needed to complete the multi-party arrangement and the potential for termination of the agreement if such financing is not secured on terms acceptable to Energy Northwest; risks related to the performance of each of the parties under the multi-party arrangement, including the obligations of DOE to timely deliver depleted uranium to Energy Northwest; the impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact of excess supply in the market and the lack of uncommitted demand for low enriched uranium over the next two to four years; the potential impacts of a decision to cease enrichment operations at Paducah; our ability to satisfy the conditions to additional funding under the cooperative agreement with DOE, including our ability to implement the governance structure required under the RD&D program; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; restrictions in our credit facility on our spending on the American Centrifuge project and the potential for us to demobilize the project; the impact of any conditions that are placed on us or on the American Centrifuge project in connection with or as a condition to the RD&D program or other funding, including a restructuring of our role and investment in the project; limitations on our ability to provide any required cost sharing under the RD&D program; the ultimate success of efforts to obtain a DOE loan guarantee for the American Centrifuge project, including the ability through the RD&D program or otherwise to address the concerns raised by DOE with respect to the financial and project execution depth of the project, and the timing and terms thereof; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the impact of delays in the American Centrifuge project and uncertainty regarding our ability to remobilize the project; the potential for DOE to seek to exercise its remedies under the June 2002 DOE-USEC agreement; risks related to the completion of the remaining two phases of the three-phased strategic investment by Toshiba Corporation (“Toshiba”) and Babcock & Wilcox Investment Company (“B&W”), including uncertainty regarding the potential participation of Toshiba and B&W in the governance structure required under the RD&D program, and the potential for immediate termination of the securities purchase agreement governing their investments; changes in U.S. government priorities and the availability of government funding, including loan guarantees; uncertainty regarding the continued capitalization of certain assets related to the American Centrifuge Plant and the impact of a potential impairment of these assets on our results of operations; uncertainty regarding the financial impact of the agreements with DOE on our results of operations; our ability to extend, renew or replace our credit facility that matures on May 31, 2013 and the impact of a failure to timely renew on our ability to continue as a going concern; restrictions in our credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to actively manage and enhance our liquidity and working capital and the potential adverse consequences of any actions taken on the long term value of our ongoing operations; our dependence on deliveries of LEU from Russia under a commercial agreement (the “Russian Contract”) with a Russian government entity known as Techsnabexport (“TENEX”) and on a single production facility and the potential for us to cease commercial enrichment of uranium in the event of a decision to shut down Paducah enrichment operations; limitations on our ability to import the Russian LEU we buy under the new supply agreement into the United States and other countries; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our contracts with the U.S. government, risks related to delays in payment for our contract services work performed for DOE; our subsidiary NAC may not perform as expected; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement to accelerate the funding of these obligations on our liquidity; the impact of a potential de-listing of our common stock on the NYSE if we are unable to maintain the minimum share price and other listing requirements; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.usec.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors:                      Steven Wingfield  (301) 564-3354

Media:                      Paul Jacobson  (301) 564-3399